Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor
	Chief Financial Officer	Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES PUBLICATION OF STUDY RESULTS

SUGGESTING XIFAXAN™ POTENTIAL IN TREATMENT OF ACTIVE

CROHN’S DISEASE

Publication Contributes to Growing Body of Evidence Suggesting XIFAXAN™ Efficacy

Beyond Travelers’ Diarrhea

RALEIGH, NC, August 11, 2005 – Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) announced that results from a study published today in Current Medical Research and Opinion suggest that XIFAXAN™ (rifaximin) tablets 200 mg might have potential in the treatment of active Crohn’s Disease. XIFAXAN is a gut selective, non-systemic, virtually non-absorbed (< 0.4%) oral antibiotic currently approved for the treatment of travelers’ diarrhea caused by noninvasive strains of E.coli in patients 12 years of age and older.

Data from this 16-week open label study, led by Ira Shafran, MD, of the Shafran Gastroenterology Center, show that at the end of treatment 78 percent of study participants had a greater than 70 percent improvement in Crohn’s Disease Activity Index (CDAI), and that 59 percent achieved clinical remission, defined as a CDAI score of less than 150. CDAI scores of all participants at month 4 of treatment were reduced by an average of 43 percent. After 1 month of treatment, more than half of all patients had at least a 70-point reduction in CDAI score. At the end of months 2, 3 and 4 of treatment, 78 to 82 percent of patients had at least a 70-point decrease in CDAI score. Clinical remission was observed at the end of treatment months 1, 2, 3 and 4 in 41 percent, 56 percent, 56 percent and 59 percent of patients, respectively.

“Results of this study of XIFAXAN are encouraging news to the many people who suffer from this chronic illness, and warrant additional investigation,” commented Dr. Shafran.

“Furthermore, it lends credence to the theory that Crohn’s Disease is an abnormal response to the bacteria in the gastrointestinal tract, in which case the non-systemic, gut-selective properties of XIFAXAN could potentially make it a suitable treatment.”

Bill Forbes, Pharm.D., Vice President, Research and Development and Chief Development Officer, Salix Pharmaceuticals, stated, “The results of the Shafran study, combined with information gleaned from other proof-of-concept studies related to the potential use of XIFAXAN in the treatment of a number of enteric infections and disease conditions, provide Salix with a platform upon which to base further investigation of XIFAXAN. Salix is committed to improving the treatment of gastrointestinal diseases and intends to sponsor future studies to evaluate the use of XIFAXAN in the treatment and maintenance of Crohn’s Disease, including a post-surgical study.”

About the Study

Twenty-nine adult participants, exhibiting symptoms of Crohn’s Disease for at least 3 months prior to screening and a CDAI score greater than 200 and less than 400 were evaluated. Participants were given a 16-week course of XIFAXAN, 200 mg three times a day. Results were assessed in 2 groups: the intent-to-treat population (29 subjects receiving treatment and receiving at least one post-baseline assessment), and the per-protocol population (16 subjects at least 70 percent compliant with treatment regimen and having no protocol violations thought to affect efficacy results).

Of the twenty-nine participants, twenty-three completed the four-month course of XIFAXAN. Adverse events were reported in 21 patients, but in 20 of them, the adverse events were not considered to be caused by the study medication.

ABOUT CROHN’S DISEASE

Crohn’s Disease is a chronic inflammatory disease of the intestines and is a form of inflammatory bowel disease (IBD). It primarily causes ulcerations (breaks in the lining) of the small and large intestines. Additional manifestations include fistulae (abnormal passages from one hollow organ to another hollow organ or to the body surface), and strictures (narrowing of the intestinal lumen). Fistulae and strictures are most commonly associated with a prolonged course of disease. IBD affects approximately 500,000 to 2 million people in the United States. Men and women are equally affected. Common symptoms of Crohn’s Disease include abdominal pain, diarrhea, and weight loss. Less common symptoms include poor appetite, fever, night sweats, rectal pain and rectal bleeding. The symptoms of Crohn’s Disease are dependent on the location, the extent, and the severity of the inflammation. Luminal bacteria are increasingly thought to be an underlying cause of the disease by a growing segment of the medical community. While the role of antibiotic therapy continues to be investigated, there is currently no known cure for Crohn’s Disease.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (> 12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, specifically, risks relating to clinical trials and regulatory review and intellectual property risks. The reader is referred to the documents that Salix files from time to time with the Securities and Exchange Commission.